The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated August 17, 2015

								Filed under 424(b)(3), Registration Statement No. 333-186728
				Pricing Supplement No. 209 - Dated Monday, August 17, 2015 (To: Prospectus Dated February 19, 2013, and Prospectus Supplement Dated February 19, 2013)
	Principal	Selling	Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
CUSIP Number	Amount	Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option	Ranking
26054LG49		100%	1.250%		2.850%	Semi- Annual	08/15/2020	02/15/2016	$13.30	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 08/15/2016 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 08/15/2016 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LG56		100%	1.450%		3.450%	Semi- Annual	08/15/2022	02/15/2016	$16.10	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 08/15/2016 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 08/15/2016 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LG64		100%	1.800%		4.000%	Semi- Annual	08/15/2025	02/15/2016	$18.67	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 08/15/2016 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 08/15/2016 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

The Dow Chemical Company 2030 Willard H. Dow Center Midland, Michigan 48674

Trade Date: Monday, August 24, 2015 @ 12:00

PM ET Settle Date: Thursday, August 27, 2015

Minimum Denomination/Increments: $1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

The Dow Chemical Company The Dow Chemical Company InterNotes